EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS SECOND QUARTER EARNINGS

ATLANTA, Georgia, August 14, 2008 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $0.8 million, or $0.02 per diluted share, for the three month period ended June 30, 2008, compared to net income of $0.4 million, or nil per diluted share, for the three month period ended June 30, 2007. For the six month period ended June 30, 2008, the net loss was $1.0 million, or $0.08 per diluted share, compared to net income of $1.3 million, or $0.02 per diluted share, for the comparable period in 2007. Results for the six month period ended June 30, 2008 included a loss from discontinued operations of approximately $2.2 million as compared to income of $0.3 million from discontinued operations for the six month period ended June 30, 2007. Discontinued operations are composed of the Company’s regional property and casualty companies which were disposed of on March 31, 2008.

Total revenues for the three month period ended June 30, 2008, were $25.6 million, decreasing 8% from the $27.8 million for the three month period ended June 30, 2007. Insurance premiums during this quarter decreased 9% from the comparable 2007 premiums. For the six month period ended June 30, 2008, revenues were $51.5 million, decreasing 8% from the comparable 2007 revenues of $56.0 million. Revenue and premium declines during both the three month and six month periods ended June 30, 2008 occurred in each of the Company’s segments and were primarily attributable to continued intense pricing and product competition.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “Even though our markets continue to be soft, we are pleased with the progress we have made since disposing of the regional property and casualty operations. While we continue to be challenged on a top line basis in both the life and health and property and casualty lines of business, we believe that recent efforts to better focus our initiatives will yield top line, profitable growth in future periods.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Consolidated Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2008	2007	2008	2007
Insurance premiums	$ 22,367	$ 24,673	$ 45,399	$ 49,761
Investment income	2,978	2,964	5,668	5,860
Realized investment gains (losses), net	2	-	26	(3)
Other income	222	116	379	422
Total revenue	25,569	27,753	51,472	56,040
Insurance benefits and losses incurred	13,677	15,782	27,595	31,175
Commissions and underwriting expenses	7,414	7,808	15,723	16,549
Interest expense	795	1,036	1,722	2,066
Other	2,613	1,823	4,641	4,055
Total benefits and expenses	24,499	26,449	49,681	53,845
Income from continuing operations before income taxes	1,070	1,304	1,791	2,195
Income tax expense	285	685	582	1,160
Income from continuing operations	785	619	1,209	1,035
(Loss) income from discontinued operations, net of tax	-	(185)	(2,166)	250
Net income (loss)	$ 785	$ 434	$ (957)	$ 1,285
Net income (loss) per common share:
Basic income (loss) per common share:
Income from continuing operations	$ 0.02	$ 0.01	$ 0.02	$ 0.01
(Loss) income from discontinued operations	-	(0.01)	(0.10)	0.01
Net income (loss) applicable to common shareholders	$ 0.02	$ -	$ (0.08)	$ 0.02
Diluted income (loss) per common share:
Income from continuing operations	$ 0.02	$ 0.01	$ 0.02	$ 0.01
(Loss) income from discontinued operations	-	(0.01)	(0.10)	0.01
Net income (loss) applicable to common shareholders	$ 0.02	$ -	$ (0.08)	$ 0.02

Selected Balance Sheet Data	June 30, 2008	December 31, 2007
Total investments	$ 180,001	$ 178,059
Total assets	281,088	458,254
Insurance reserves and policy funds	128,333	128,078
Debt	41,238	53,988
Total shareholders' equity	80,919	87,794
Book value per common share	2.76	3.09